Exhibit 10.3

FORM OF STOCK OPTION AGREEMENT (EMPLOYEE)

THIS AGREEMENT is entered into effective as of the      day of                      20     (the “Date of Grant”)

BETWEEN:

GOLDEN STAR RESOURCES LTD., a corporation created by amalgamation under the laws of Canada and having its head office at 10901 W. Toller Drive, Suite 300, Littleton, CO 80127

(hereinafter called the “Company”)

OF THE FIRST PART

AND:	«First_Name» «Last_Name» the undersigned employee of Golden Star Resources Ltd. or any of its subsidiaries (hereinafter called the “Employee”)

OF THE SECOND PART

WHEREAS:

A.	Pursuant to the 1997 Stock Option Plan as amended and restated (the “Plan”), the Board of Directors of the Company (the “Board”) is authorized to grant to key employees of the Company or any of its subsidiaries, incentive stock options to purchase common shares without par value in the capital of the Company (the “Common Shares”);

B.	The Board has authorized the grant to the Employee of an option (the “Option”) to purchase that number of Common Shares as is set out below (the “Optioned Shares”).

NOW THEREFORE in consideration of the premises and of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Grant

The Company hereby grants to the Employee the Option to purchase the Optioned Shares, upon the terms and conditions set forth herein and in the Plan.

2.	Exercise Price

The exercise price for Optioned Shares shall be as set out below the (“Exercise Price”).

3.	Exercise

The Option shall vest in accordance with the following schedule:

(a)	as to one quarter immediately;
(b)	as to one quarter on the first anniversary of the grant;
(c)	as to one quarter as of the second anniversary of the grant; and
(d)	as to one quarter as of the third anniversary of the grant.

Except as provided in paragraph 5 hereof, the Option may only be exercised while the Employee is an employee of the Company or any of its subsidiaries and has continuously been so since the Date of Grant.

The exercise of the Option or any part thereof will be contingent upon receipt by the Company of payment for the full purchase price of such Optioned Shares in cash by way of certified cheque or bank draft or by way of proceeds of any loan made by the Company to the Employee pursuant to section 10 of the Plan.

4.	Option Not Transferable

The Option is not transferable or assignable except by will or by the laws of descent and distribution.

5.	Termination of Option

The Option shall terminate, to the extent not previously exercised, upon the first to occur of the following dates:

(a)	ten years from the Date of Grant (the “Option Expiry Date”);

(b)	30 days after the Employee ceases to be an employee of the Company or any of its subsidiaries for any reason (other than death) provided, however, that if the Employee continues to be a director of the Company or any of its subsidiaries after such termination of employment, the Option will continue to be exercisable until one year after he ceases to be a director for any reason (other than death);

(c)	one year after the Employee’s death; in such event, the Option may be exercised within such year by the person to whom the Employee’s rights under the Option shall pass by the Employee’s will or by the laws of descent and distribution to the extent that the Employee was entitled to exercise the Option at his death.

6.	Representation of Employee

The Employee hereby confirms and represents that he is an employee of the Company or any of its subsidiaries.

7.	Adjustments in Shares

In the event of a subdivision or a consolidation of the Common Shares, a reorganization of the Company or any other event affecting the Common Shares, the number of Optioned Shares and the Exercise price shall be proportionately adjusted as set forth in Section 13 of the Plan.

8.	Non-Qualified Option

The Employee acknowledges that the Option is not intended to qualify under Section 422 of the United States Internal Revenue Code of 1986.

9.	Subject to the Plan

The terms of this Option are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been received by the Employee, and which is available for inspection at the head office of the Company.

10.	Professional Advice

The acceptance and exercise of the Option and the sale of Common Shares issued pursuant to exercise the Option may have consequences under federal, provincial and state tax and securities laws which may vary depending on the individual circumstances of the Employee. Accordingly, the Employee acknowledges that he has been advised to consult his personal legal and tax advisor in connection with this Agreement and his dealings with respect to the Option or the Company’s Common Shares.

11.	Regulatory Approvals

The Option shall be subject to any necessary approval of and acceptance by any stock exchange on which the Common Shares are listed and any other regulatory authority having jurisdiction over the securities of the Company.

12.	Shareholder Approvals

If shareholder approval of the Option or any amendment of this Agreement shall be required by the prevailing policies of the regulatory bodies having jurisdiction over the securities of the Company, then the Option or any amendment made to this Agreement, as the case may be, shall be subject to the approval of the shareholders of the Company.

13.	Notices

Any notice to be given hereunder shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telexed, telecopied, telegraphed or delivered to the parties at the addresses specified above or at such other address as each party may from time to time direct in writing. Any such notice shall be deemed to have been received if mailed, telexed, telecopied, or telegraphed, forty-eight hours after the time of mailing, telexing, telecopying or telegraphing and if delivered, upon delivery. If normal mail service is interrupted by a labor dispute, slowdown, strike, force majeure, or other cause, a notice sent by mail shall not be deemed to be received until actually received, and the party giving such notice shall use such other service as may be available to ensure prompt delivery or shall deliver such notice.

14.	Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado and the Federal laws of the United States applicable therein.

15.	Entire Agreement

This Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contains the entire agreement between the parties with respect to the Option.

IN WITNESS WHEREOF the parties have executed these presents as of the day and the year first above written.

*	Number of Optioned Shares:

*	Exercise Price: Cdn $X.XX per share

GOLDEN STAR RESOURCES LTD.

By:

«First_Name» «Last_Name»